Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
March 2, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES BURBANK MEDIA STUDIOS PHASE VII and VIII

(HOUSTON) – Hines, the global real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Burbank Media Studios, to complement its diversified portfolio of assets. Burbank Media Studios Phase VII and VIII consists of approximately 30,000 square feet of studio space located in Burbank, California.
Located in the “Media Capital of the World,” the asset is occupied by Madison Square Garden Entertainment through a long-term two-acre ground lease. The facility, which is located on Empire Avenue and North Hollywood Lane, neighbors several notable entertainment companies including The Walt Disney Company, Warner Brothers, Netflix, Dreamworks, Nickelodeon, Cartoon Network, Legendary Pictures, NBC Universal and more.
“Hines is excited to acquire Burbank Media Studios Phase VII and VIII, because studios are an attractive asset to complement our already strong presence in the region,” said Varun Akula, managing director, U.S. West Region at Hines. “Studios are experiencing a period of rapid growth in demand, due to expanding entertainment investment and, this acquisition is a significant catalyst for our continued growth across the western U.S.”
Omar Thowfeek, Hines Global managing director of investments, added, “Burbank is one of the strongest studio markets in the country and Burbank Media Studios Phase VII and VIII is an excellent long-term investment and solid addition to the Hines Global Income Trust portfolio. Content creation led assets are an important real estate type that we will continue to explore for future growth opportunities.”
The acquisition joins a $2.9 billion portfolio that is roughly two-thirds weighted toward the industrial and living sectors. Hines Global is diversified by geography and real estate asset class with a focus on dynamic sectors and markets.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet.

Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the studio sector and potential future investments in the sector by Hines Global, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the studio sector, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.